Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N–14 of our report dated December 13, 2024 relating to the financial statements and financial highlights of Fidelity International Capital Appreciation Fund, a fund of Fidelity Investment Trust, appearing in Form N-CSR of Fidelity Investment Trust, for the year ended October 31, 2024 and our report dated December 13, 2024, relating to the financial statements and financial highlights of Fidelity Advisor International Capital Appreciation Fund, a fund of Fidelity Advisor Series VIII, appearing in Form N-CSR of Fidelity Advisor Series VIII for the year ended October 31, 2024, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Proxy Statement and Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 9, 2025